Exhibit 99.1

CafePress Reports Results for Fourth Quarter and Fiscal Year 2017

 LOUISVILLE, Ky., February 28, 2018 - CafePress Inc. (NASDAQ: PRSS) ("The Company" or "We") today reported financial results for the three months and full year ended December 31, 2017.
Management Commentary
"Our fourth quarter and full year 2017 results were clearly disappointing as CafePress.com continued to be negatively impacted by lower traffic resulting from changes in search engine algorithms during the first half of 2017. The Company remains focused on completing the modernization of CafePress.com and demolishing the old site and will roll out significant portions of the modernization in the first quarter of 2018. These efforts are critical, particularly in this increasing competitive environment as we continue to optimize the business and enhance our technology to re-energize our customer experience and ultimately return to profitable growth, which has always been our top priority,” commented Fred Durham, Chief Executive Officer. “The Company will continue to align its cost structure and operational objectives each quarter to maintain discipline in its operations and conserve its cash balances. The Company took actions in the first quarter to drive reductions of approximately $4 million in normalized, annual fixed costs,” continued Durham.

"Growth in the Retail Partner Channel continued within the quarter as we benefited from a higher average order size that drove higher margins. We began taking orders through our newest partner, Walmart.com and expect that the product catalog build out during 2018 will drive future growth," concluded Durham.
Fourth Quarter 2017 Operating Highlights
CafePress.com Modernization:

•
During the quarter, the Company made significant strides toward finishing work designed to grow revenue through CafePress.com and mitigate the pressure resulting from the changes in search engine algorithms in 2017; this technical work included:

◦	Upgraded to a fully encrypted HTTPS website, which has already resulted in improved crawl and search engine indexation rates

◦	Released search pages for the new, modern CafePress.com to the first of four web domains

◦	Advanced development work for the new website, including work related to product detail, cart and checkout pages

Retail Partner Channel:

•	Began taking orders through the Walmart.com marketplace, generating a modest level of revenue with an initial product catalog that will expand throughout 2018.

Fourth Quarter and Fiscal Year 2017 Operating Metrics
All comparisons are on a year over year basis unless specifically stated otherwise.

(in thousands, except for percentages, average order size, and per unit data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Variance	2017	2016	% Variance
CafePress.com revenue	$23,414	$33,119	(29)%	$61,756	$81,558	(24)%
Retail Partner Channel revenue	10,780	10,608	2%	23,929	20,650	16%
Total revenue	$34,194	$43,727	(22)%	$85,685	$102,208	(16)%
GAAP net (loss) income	$(90)	$2,903	U	$(10,257)	$(26,470)	61%
Adjusted EBITDA	$1,464	$4,902	(70)%	$(4,026)	$1,481	U
Cash contribution margin	19.4%	22.6%	(3.2)pts	21.2%	26.5%	(5.3)pts
Cafepress.com orders	589	838	(30)%	1,607	2,070	(22)%
Retail Partner Channel orders	474	507	(7)%	1,114	1,018	9%
Total orders	1,063	1,345	(21)%	2,721	3,088	(12)%
CafePress.com average order size	$39.80	$39.43	1%	$38.46	$39.35	(2)%
Retail Partner Channel average order size	$23.12	$20.85	11%	$21.63	$20.25	7%
Total average order size	$32.37	$32.42	—%	31.57	33.06	(5)%
Cost of net revenue per unit	$11.59	$11.05	5%	$10.98	$10.55	4%
U:> 100% unfavorable        F:> 100% favorable

Fourth Quarter 2017 Financial Summary
Net Revenue

•	Net revenues totaled $34.2 million, down 22% from $43.7 million driven by lower revenue from CafePress.com, which more than offset growth from the Retail Partner Channel.

◦
Revenue from CafePress.com declined $9.7 million and accounted for 68% of fourth quarter revenue. The decline was primarily attributable to lower revenue from search engine optimization. Average order size on CafePress.com increased 1% compared to the prior year, primarily as a result of a shift in mix toward higher-priced, new products introduced during the year.

◦
Revenue from the Retail Partner Channel increased $0.2 million and accounted for 32% of fourth quarter revenue. Although order volume and associated revenue were adversely impacted from the loss of a portion of content sold through one partner during the fourth quarter of 2017, higher average order size driven by a more concentrated effort to optimize margins contributed to higher revenue levels. Additionally, the Company benefited to a lesser extent from the contribution of the Walmart marketplace, which launched during the last half of 2017.

•	Visits to CafePress.com declined 33%, which was primarily driven by lower visits from organic search.
Gross Profit:

•	Gross profit was $13.2 million, down 22% from $16.8 million, and gross margin was 38.5% versus 38.4% in the prior year.

•	Cost of net revenue on a per unit basis rose by 5% compared to the prior year. This increase is primarily attributable to a shift in product mix away from lower cost categories.
Operating Expense:

•
Total operating expense was $13.4 million compared to $14.5 million in the prior year. During the fourth quarter of 2016, operating expense was negatively impacted by $1.1 million in restructuring costs related to the closure of the California office. In addition, operating expense during the fourth quarter of 2016 benefited favorably by $1.2 million related to one-time items, including a $0.7 million reversal of escheatment and sales tax liabilities and a $0.5 million impact from a change in the Company's paid-time-off policy.

•
Fixed costs increased by $0.5 million compared to a year ago; the aforementioned one-time 2016 expense reductions were partially offset by lower headcount, lower cost of business insurance and lower technology infrastructure expenses.

Earnings and Cash Information:

•	GAAP net loss was $(0.1) million, or $(0.01) per diluted share, compared to net income of $2.9 million, or $0.17 per diluted share.

•	As of December 31, 2017, cash, cash equivalents, short-term investments and restricted cash totaled $32.4 million, or approximately $1.92 per share.

Non-GAAP Information:

•	Non-GAAP Cash Contribution margin was 19.4% of net revenue versus 22.6%, which was primarily driven by lower net revenue from search engine optimization.

•
Non-GAAP Adjusted EBITDA was $1.5 million, a decline of $3.4 million primarily due to lower net revenue and the one-time 2016 expense reductions of $1.3 million primarily related to the write-down of escheatment, sales tax and paid-time-off liabilities previously mentioned.

Fiscal Year 2017 Financial Summary
Net Revenue

•	Net revenue totaled $85.7 million, down 16% from $102.2 million driven by lower revenue from CafePress.com, which more than offset growth from the Retail Partner Channel.

◦
Revenue from CafePress.com declined $19.8 million and accounted for 72% of 2017 revenue. The decline was attributable to lower revenue from search engine optimization. Average order size on CafePress.com declined 2% compared to the prior year due to lower shipping prices and other promotional activity in a very competitive environment.

◦
Revenue from the Retail Partner Channel increased $3.3 million and accounted for 28% of 2017 revenue. The Company benefited from more robust product catalogs among established partners compared to the prior year. Average order size increased as a result of improved pricing, which drove an improvement in margins.

•	Visits to CafePress.com declined 20%, which was primarily driven by lower visits from organic search.
Gross Profit:

•
Gross profit was $33.2 million versus $41.8 million in the prior year, and gross margin was 38.7% versus 40.9% in the prior year. The decline was attributable to higher cost of net revenue primarily attributable to a shift in product mix away from lower cost categories.

•
Cost of net revenue on a per unit basis rose by 4% compared to the prior year. During 2016, cost of net revenue was positively impacted by $0.6 million related to a one-time reduction in commissions expense.

Operating Expense:

•
Total operating expense was $43.7 million and compared to $69.2 million in the prior year. Operating expense was negatively impacted by $20.9 million of non-cash impairment charges and $2.1 million of restructuring costs related to the closure of the California office during 2016. In addition, operating expense during 2016 benefited favorably by $1.3 million related to one-time items, including a $0.7 million reversal of escheatment and sales tax liabilities and a $0.5 million impact from a change in the Company's paid-time-off policy.

•
Fixed costs improved by $2.4 million compared to a year ago on the closure of the California office, expense reductions from outside agencies and other technology infrastructure savings, which were partially offset by the aforementioned one-time 2016 expense reductions as well as higher depreciation and amortization of $0.8 million and higher equity compensation of $0.2 million.

Earnings and Cash Flow Information:

•	GAAP net loss was $(10.3) million, or $(0.61) per diluted share, compared to net loss of $(26.5) million, or $(1.58) per diluted share.

•	Net cash used in operating activities of $6.4 million increased $4.6 million during 2017 and primarily reflects the declines in business volumes referred to previously.

•
For the year, capital spending of $4.6 million was primarily related to capitalization of software and website development costs and investment in a new garment printing platform, compared to $6.5 million in the prior year, which included the build out of the corporate headquarters in Louisville

Non-GAAP Information:

•	Non-GAAP Cash Contribution margin was 21.2% of net revenue versus 26.5% in 2016, which was primarily driven by lower net revenue from search engine optimization.

•	Non-GAAP Adjusted EBITDA was $(4.0) million, a decline of $5.5 million primarily due to lower net revenue and the one-time 2016 items totaling $1.7 million that were previously mentioned.

Fourth Quarter 2017 Conference Call
Management will review the fourth quarter and fiscal year 2017 financial results on a conference call on Thursday, March 1, 2018 at 9:00 a.m. Eastern Standard Time. To participate on the live call, analysts and investors should dial 1-888-587-0615 at least ten minutes prior to the call. CafePress will also offer a live and archived webcast of the conference call, accessible from the “Investors” section of the Company's Web site at http://investor.cafepress.com.
Non-GAAP Financial Information
This press release contains certain non-GAAP financial measures. Tables are provided at the end of this press release that reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include Adjusted EBITDA, cash contribution margin, and free cash flow. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the information provided at the end of this press release.
To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. These adjustments to the Company's GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company's underlying operational results and trends and performance. Management uses these non-GAAP measures to evaluate the Company's financial results, develop budgets, manage expenditures, and determine employee compensation. The presentation of additional information is not meant to be considered in isolation or as a substitute for or superior to net income (loss) or net income (loss) per share determined in accordance with GAAP.

Notice Regarding Forward Looking Statements
Information set forth in this news release contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 (the "Act") provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements are made pursuant to the Act.
The reader is cautioned that such forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "might," "plan," "predict," "project," "seek," "should," "will," and similar words, although some forward-looking statements are expressed differently. Important factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, among others, the following: changes in the Company's compensation of its directors and officers, whether the expected amount of cost savings will differ from the Company's estimates and whether the Company will be able to realize the full amount of estimated savings, the Company's ability to execute on its strategy, the effect of global economic conditions, including any disruptions in the credit markets; a decrease in consumers' discretionary income; additional taxes and fees; the loss of key personnel; the effect (including possible increases in the cost of doing business) resulting from catastrophic events, including future war and terrorist activities or political uncertainties, or the impact of natural or other disasters on the Company's operations and the Company's ability to obtain insurance recoveries in respect of such losses (including losses related to business interruption); the impact of work stoppages and other labor problems on current and future operations; the Company's ability to comply with governmental regulation and/or other legal obligations related to the privacy of personal information and other data, including the improper disclosure thereof; the impact of system failures or damage from natural disasters, power loss, telecommunications failures, cyber-attacks, or other unforeseen events; the impact of security breaches, computer viruses and hacking attacks on the Company's business and operations; the Company's ability to respond to rapid technological changes in a timely manner; the Company's ability to prevent payment related risks, such as fraudulent use of credit or debit cards; the Company's ability to maintain customer confidence in the integrity of our business; the Company's ability to operate www.cafepress.com in an evolving and highly competitive market segment; the Company's ability to secure new or ongoing content from third party partners; the Company's ability to provide a high-quality customer experience with minimal programming errors, flows and/or technical difficulties; the Company's ability to adequately protect the Company's intellectual property; the Company's ability to maintain or hire additional personnel; and the volatility of the Company's stock price. For further information regarding the risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in its forward-looking statements, please refer to the factors listed and described under the "Risk Factors" sections of the Company's documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, the Company's quarterly reports on Form 10-Q, and our Annual Report on Form 10-K, copies of which may be obtained at www.sec.gov.
About CafePress (PRSS):
At CafePress, our mission is to create human connection by inspiring people to express themselves.  We believe a coffee mug can start a conversation and a t-shirt can ignite a movement.
Founded in 1999 and based in Louisville, Kentucky, CafePress is the recognized pioneer of customizable products. Our global online platform enables people to express themselves through engaging community generated designs and licensed and personalized one-of-a-kind products.

Media Relations:
CafePress Inc.
pr@cafepress.com
Investor Relations:
CafePress Inc.
Phillip Milliner
502-822-7503
pmilliner@cafepress.com

The Blueshirt Group
Whitney Kukulka
415-489-2187
whitney@blueshirtgroup.com

CafePress Inc.
Condensed Consolidated Statements of Comprehensive (Loss) Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net revenue	$34,194	$43,727	$85,685	$102,208
Cost of net revenue	21,033	26,920	52,503	60,406
Gross profit	13,161	16,807	33,182	41,802
Operating expense:
Sales and marketing	8,018	8,724	21,514	23,167
Technology and development	2,995	2,930	12,062	12,825
General and administrative	2,340	1,745	10,110	10,192
Impairment charges	—	—	—	20,899
Restructuring costs	—	1,088	—	2,103
Total operating expense	13,353	14,487	43,686	69,186
(Loss) income from operations	(192)	2,320	(10,504)	(27,384)
Interest income	44	29	181	179
Interest expense	—	(30)	(11)	(66)
Other income	61	588	81	411
(Loss) income before income taxes	(87)	2,907	(10,253)	(26,860)
Provision (benefit) for income taxes	3	4	4	(390)
Net (loss) income	$(90)	$2,903	$(10,257)	$(26,470)
Net (loss) income per share of common stock:
Basic	$(0.01)	$0.17	$(0.61)	$(1.58)
Diluted	$(0.01)	$0.17	$(0.61)	$(1.58)
Shares used in computing net (loss) income per share of common stock:
Basic	16,874	16,649	16,771	16,709
Diluted	16,874	16,721	16,771	16,709
Other comprehensive loss:
Unrealized holding losses on available-for-sale securities, net of tax	(4)	$—	(4)	—
Other comprehensive loss	(4)	$—	(4)	—
Comprehensive (loss) income	$(94)	$2,903	$(10,261)	$(26,470)

CafePress Inc.
Condensed Consolidated Balance Sheet
(In thousands, except par value amounts)
(Unaudited)

	December 31, 2017	December 31, 2016

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,924	$19,980
Short-term investments	6,007	23,808
Accounts receivable	1,496	1,288
Inventory, net	3,128	3,119
Deferred costs	781	798
Prepaid expenses and other current assets	2,412	2,310
Total current assets	38,748	51,303
Property and equipment, net	10,679	10,936
Restricted cash	1,513	—
Other assets	232	681
TOTAL ASSETS	$51,172	$62,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,351	$1,803
Accrued royalties payable	2,872	3,623
Accrued liabilities	8,693	11,765
Deferred revenue	1,020	748
Capital lease obligation, current	—	347
Total current liabilities	14,936	18,286
Other long-term liabilities	305	166
TOTAL LIABILITIES	15,241	18,452
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value: 10,000 shares authorized as of December 31, 2017 and 2016; none issued and outstanding	—	—
Common stock, $0.0001 par value: 500,000 shares authorized; 16,932 and 16,643 outstanding as of December 31, 2017 and 2016, respectively	2	2
Additional paid-in capital	101,697	99,756
Accumulated other comprehensive loss	(4)	—
Accumulated deficit	(65,764)	(55,290)
TOTAL STOCKHOLDERS’ EQUITY	35,931	44,468
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,172	$62,920

CafePress Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2017	2016

Cash Flows from Operating Activities:
Net loss	$(10,257)	$(26,470)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,709	4,256
(Gain) loss on disposal of fixed assets	(31)	2
Stock-based compensation	1,769	1,607
Impairment charges	—	20,899
Deferred income taxes	92	(338)
Changes in operating assets and liabilities:
Accounts receivable	(138)	(608)
Inventory	(9)	731
Prepaid expenses, deferred costs and other current assets	211	(76)
Other assets	(9)	19
Accounts payable	548	(2,105)
Accrued royalties payable	(751)	(669)
Accrued and other liabilities	(2,832)	1,022
Deferred revenue	272	(116)
Net cash used in operating activities	(6,426)	(1,846)
Cash Flows from Investing Activities
Purchase of short-term investments	(7,995)	(23,808)
Proceeds from maturities of short-term investments	25,792	17,610
Purchase of property and equipment	(2,138)	(4,089)
Capitalization of software and website development costs	(2,430)	(2,415)
Proceeds from disposal of fixed assets	46	29
Net cash provided by (used in) investing activities	13,275	(12,673)
Cash Flows from Financing Activities:
Principal payments on capital lease obligations	(347)	(565)
Proceeds from exercise of common stock options	13	5
Repurchase of common stock	(58)	(1,021)
Net cash used in financing activities	(392)	(1,581)
Net increase (decrease) in cash, cash equivalents and restricted cash	6,457	(16,100)
Cash, cash equivalents and restricted cash—beginning of period	19,980	36,080
Cash, cash equivalents and restricted cash—end of period	$26,437	$19,980
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$32	$44
Income taxes paid (refunded) during the period	—	(13)
Non-cash Investing and Financing Activities:
Accrued purchases of property and equipment	$—	$103

Cost of net revenue and operating expense includes stock-based compensation as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Cost of net revenue	$3	$4	$15	$49
Sales and marketing	19	60	85	269
Technology and development	5	—	31	81
General and administrative	418	353	1,638	1,208
Total stock-based compensation expense	$445	$417	$1,769	$1,607

CafePress Inc.
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net (loss) income	$(90)	$2,903	$(10,257)	$(26,470)
Non-GAAP adjustments:
Interest and other income	(105)	(587)	(251)	(524)
Provision (benefit) for income taxes	3	4	4	(390)
Depreciation and amortization	1,211	1,077	4,709	4,256
Stock-based compensation	445	417	1,769	1,607
Impairment charges	—	—	—	20,899
Restructuring costs		1,088	—	2,103
Adjusted EBITDA*	$1,464	$4,902	$(4,026)	$1,481

*
Adjusted EBITDA is a non-GAAP financial measure which we define as net income (loss) less interest and other income (expense), provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, impairment charges, and restructuring costs.

CafePress Inc.
Definition of Non-GAAP Cash Contribution Margin
(In thousands)
(Unaudited)

Cash contribution margin (a non-GAAP financial measure that we reconcile to “Gross profit” in our consolidated statements of comprehensive (loss) income) consists of gross profit plus stock-based compensation and depreciation and amortization included in cost of net revenue less variable sales and marketing expense.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2017		2016		2017		2016
Net revenue	$34,194	100.0%	$43,727	100.0%	$85,685	100.0%	$102,208	100.0%
Cost of net revenue	21,033	61.5	26,920	61.6	52,503	61.3	60,406	59.1
Gross profit	13,161	38.5	16,807	38.4	33,182	38.7	41,802	40.9
Non-GAAP adjustments:
Add: Stock-based compensation	3	—	4	—	15	—	49	0.1
Add: Depreciation and amortization	320	0.9	406	0.9	1,571	1.8	1,926	1.9
Less: Variable sales and marketing costs	(6,857)	(20.1)	(7,355)	(16.8)	(16,620)	(19.4)	(16,717)	(16.4)
Cash contribution margin	$6,627	19.4%	$9,862	22.6%	$18,148	21.2%	$27,060	26.5%

CafePress Inc.
Reconciliation of GAAP Net Cash Used in Operating Activities to Non-GAAP Free Cash Flow
(In thousands)
(Unaudited)

	Year Ended December 31,
	2017	2016
Net cash used in operating activities	$(6,426)	(1,846)
Capital expenditures	(4,568)	(6,504)
Free cash flow*	$(10,994)	$(8,350)

*	Free cash flow is a non-GAAP financial measure which we define as cash provided by (used in) operating activities less total capital expenditures.